Exhibit 99.1

Saga Communications, Inc.

Reports 2nd Quarter 2026 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – August 13, 2026 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 6.5% to $26.4 million for the quarter ended June 30, 2026 compared to $28.2 million for the same period last year.   Station operating expense increased 5.4% for the quarter to $23.4 million compared to the same period last year, or 3.9% excluding the non-cash rent expense disclosed below.  For the quarter, we had operating income of $623 thousand compared to $1.4 million for the same quarter last year and station operating income (a non-GAAP financial measure) decreased 50.6% to $3.0 million.  Capital expenditures totaled $1.3 million for the quarter which was comparable to the same period last year.  We had net income of $960 thousand for the quarter compared to $1.1 million for the second quarter last year.  Diluted earnings per share were $0.15 in the second quarter of 2026.

Net revenue decreased 6.0% to $49.3 million for the six-month period ended June 30, 2026 compared to $52.4 million for the same period last year.   Station operating expense increased 2.8% for the six-month period to $45.4 million compared to the same period last year, or 1.9% excluding the non-cash rent expense disclosed below.  For the six-month period, we had an operating loss of $2.6 million compared to $889 thousand for the same period last year and station operating income (a non-GAAP financial measure) decreased 53.7% to $3.8 million.  Capital expenditures for the six-months were $2.0 million which was comparable to the same period last year.  We had a net loss of $1.4 million for the six-month period compared to $447 thousand for the same period last year.  Diluted loss per share was $0.23 in the six-month period ending June 30, 2026.

As previously reported, the Company sold 24 telecommunications towers, related real property and other assets located at 22 sites on October 17, 2025 and as amended in the quarter ended June 30, 2026 for a total cash purchase price of approximately $10.7 million, increasing our liquidity while retaining long term access to those assets with no cash expense. As part of this transaction, we are recording non-cash rent expense as a portion of station operating expense and non-cash interest income on our income statement. The structure of this transaction allows us to account for a portion of the taxable gain as an installment sale for tax purposes over the term of the lease agreements. We have included in the above results the impact that the non-cash rent expense has on our station operating expense.  Based on the amendments the Company entered into we expect to report approximately $154 thousand per quarter of non-cash rent expense as a part of station operating expense for the term of the lease agreements and $127 thousand per quarter of non-cash interest income in 2026. The non-cash interest income will change annually reducing to a nominal value at the end of the full term of the lease agreements. For the quarter ended June 30, 2026 the Company recorded $352 thousand in non-cash rent expense which included $154 thousand for the quarter ended June 30, 2026, as well as $99 thousand for the quarter ended March 31, 2026 and $99 thousand for the quarter ended December 31, 2025 to recognize the impact of the amendments on previous quarters. The Company also recorded $381 thousand in non-cash interest income for the quarter ended June 30, 2026 which included $127 thousand for each of the quarters ended June 30, 2026, March 31, 2026 and December 31, 2025. The non-cash expense and non-cash income resulting from prior periods were a result of the accounting for the amendments to the Purchase Agreement and related documents. For the six-month period ended June 30, 2026 the Company recorded $407 thousand in non-cash rent expense and $381 thousand in non-cash interest income. This transaction will be more fully disclosed in our second quarter Form10-Q.

The Company paid a quarterly dividend of $0.25 per share on June 12, 2026.  The aggregate amount of the quarterly dividend was approximately $1.6 million.  To date Saga has paid over $145 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.

The Company’s balance sheet reflected $27.8 million in cash and short-term investments as of June 30, 2026.  As of August 10, 2026 we had $22.9 million in cash and short-term investments. The decrease was primarily due to the repayment in full of the $5.0 million outstanding under our revolving credit facility.  The Company expects to spend approximately $3.0 – $3.5 million for capital expenditures during 2026.

Saga’s 2026 Second Quarter conference call will be held on Thursday, August 13, 2026 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 778793.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on August 13, 2026 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP measures: GAAP operating income to station operating income, GAAP net income to trailing twelve-month consolidated EBITDA as well as other financial data.   Such non-GAAP measures include station operating income and trailing 12-month consolidated EBITDA. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, evaluating the Company’s financial position, and as a primary but not exclusive measure for incentive-based compensation of executives and other members of management.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10Q.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a focus on providing opportunities complimentary to our core radio business including digital, e-commerce, local on-line news services and non-traditional revenue initiatives. Saga owns or operates broadcast properties in 28 markets, including 82 FM and 28 AM radio stations and 78 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Six Months Ended

June 30, 2026 and 2025

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Operating Results
Net operating revenue	$26,402	$28,229	$49,269	$52,441
Station operating expense	23,436	22,226	45,448	44,189
Corporate general and administrative	2,676	3,074	5,652	6,241
Depreciation and amortization	1,184	1,267	2,358	2,593
(Gain) loss on sale of assets, net	(1,517)	253	(1,550)	307
Operating income (loss)	623	1,409	(2,639)	(889)
Interest expense	92	107	183	214
Interest income	(578)	(210)	(812)	(432)
Other income	(1)	(1)	(56)	(24)
Income (loss) before income tax expense	1,110	1,513	(1,954)	(647)
Income tax (benefit) expense
Current	—	510	75	(160)
Deferred	150	(125)	(595)	(40)
	150	385	(520)	(200)
Net income (loss)	$960	$1,128	$(1,434)	$(447)

Income (loss) per share:
Basic	$0.15	$0.18	$(0.23)	$(0.07)
Diluted	$0.15	$0.18	$(0.23)	$(0.07)

Weighted average common shares	6,095	6,176	6,084	6,138
Weighted average common and common equivalent shares	6,095	6,176	6,084	6,138

	June 30,
	2026	2025
Balance Sheet Data
Working capital	$25,592	$29,054
Net fixed assets	$44,642	$51,219
Net intangible assets and other assets	$105,930	$122,118
Total assets	$196,807	$218,873
Long-term debt (including current portion of $5,000 and $0, respectively)	$5,000	$5,000
Stockholders' equity	$148,229	$163,680

Saga Communications, Inc.

Selected Consolidated Financial Data

Statement of Cash Flows

For the Six Months Ended

June 30, 2026 and 2025

(amounts in 000’s except per share data)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net loss	$(1,434)	$(447)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,358	2,593
Deferred income tax benefit	(595)	(40)
Amortization of deferred costs	13	16
Compensation expense related to restricted stock awards	1,066	1,130
Provision for credit losses	196	225
(Gain) Loss on sale of assets, net	(1,550)	307
Other gains	—	(27)
Gain on insurance claim	(56)	—
Non-cash rent expense	407	—
Non-cash interest income	(381)	—
Barter revenue (net)	(73)	(163)
Deferred and other compensation	(128)	(98)
Changes in operating lease assets and liabilities (net)	(32)	705
Changes in assets and liabilities:
(Increase) decrease in current assets	(439)	(1,501)
(Decrease) increase in accounts payable, accrued expenses, and other liabilities	(629)	(581)
Total adjustments	157	2,566
Net cash (used in) provided by operating activities	(1,277)	2,119
Cash flows from investing activities:
Purchase of short-term investments	(11,758)	(9,031)
Redemption of short-term investments	11,758	9,031
Acquisition of property and equipment (Capital Expenditures)	(2,041)	(2,010)
Proceeds from sale and disposal of assets	2,323	10
Proceeds from insurance claims, redemption of investments and other	56	27
Net cash provided by (used in) investing activities	338	(1,973)
Cash flows from financing activities:
Cash dividends paid	(3,176)	(3,215)
Purchase of treasury shares	(13)	—
Net cash used in financing activities	(3,189)	(3,215)
Net decrease in cash and cash equivalents	(4,128)	(3,069)
Cash and cash equivalents, beginning of period	22,506	18,860
Cash and cash equivalents, end of period	$18,378	$15,791

Saga Communications, Inc.

Selected Supplemental Financial Data

Reconciliation of GAAP Operating Loss to Station Operating Income

(a non-GAAP financial measure)

For the Three and Six Months Ended

June 30, 2026 and 2025

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026		2025
Operating income (loss)	$623	$1,409	$(2,639)		$(889)
Plus:
Corporate general and administrative	2,676	3,074	5,652		6,241
(Gain) loss on sale of assets, net	(1,517)	253	(1,550)		307
Depreciation and amortization	1,184	1,267	2,358		2,593
Station operating income	$2,966	$6,003	$3,821		$8,252

Other financial data
Depreciation and amortization:
Radio Stations	$1,141	$1,224	$2,272		$2,507
Corporate	$43	$43	$86		$86
Compensation expense related to restricted stock awards	$548	$603	$1,066	(1)	$1,130	(1)
(Gain) loss on sale of assets, net (2)	$(1,517)	$253	$(1,550)		$307
Other income, net (2)	$(1)	$(1)	$(56)		$(24)
Deferred income tax (benefit) expense (2)	$150	$(125)	$(595)		$(40)
Non-cash rent expense	$352	$—	$407	(1)	$—	(1)
Non-cash interest income	$(381)	$—	$(381)	(1)	$—	(1)
Acquisition of property and equipment (Capital Expenditures)	$1,262	$1,314	$2,041	(1)	$2,010	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

Reconciliation of GAAP Net Loss to Trailing 12 Month Consolidated

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

(a non-GAAP financial measure)

June 30, 2026

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	6 Months Ended	6 Months Ended	12 Months Ended
	December 31,	June 30,	June 30,	June 30,
	2025	2025	2026	2026
Net loss	$(7,899)	$(447)	$(1,434)	$(8,886)
Exclusions:
Gain (loss) on sale of assets, net	11,522	(307)	1,550	13,379
Impairment of goodwill	(19,229)	—	—	(19,229)
Impairment of intangible assets	(1,168)	—	—	(1,168)
Other income, net	1,088	622	941	1,407
Total exclusions	(7,787)	315	2,491	(5,611)
Consolidated adjusted net loss	(112)	(762)	(3,925)	(3,275)
Plus:
Interest expense	420	214	183	389
Income tax benefit	(2,570)	(200)	(520)	(2,890)
Non-cash rent expense	54	—	407	461
Depreciation & amortization expense	5,178	2,593	2,358	4,943
Non-cash compensation	2,132	1,130	1,066	2,068
Trailing twelve month consolidated EBITDA	$5,102	$2,975	$(431)	$1,696